Exhibit 16.1

March 31, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read the section titled “Change in Accountants” in draft no. 4 of the registration statement on Form F-1 of LINE Corporation, confidentially submitted to the Securities and Exchange Commission on March 31, 2015, and have the following comments:

1. We agree with the statements made in the last sentence of the first paragraph, the first sentence of the second paragraph and the statements made in the third and fifth paragraphs.

2. We have no basis on which to agree or disagree with the other statements contained therein.

Yours truly,

/s/ Deloitte Touche Tohmatsu LLC